Exhibit 99.1

Noodles & Company Announces Fourth Quarter and Fiscal Year 2014 Financial Results

BROOMFIELD, Colo., February 19, 2015 (GLOBE NEWSWIRE) - Noodles & Company (NASDAQ: NDLS) today announced financial results for the fourth quarter and fiscal year ended December 30, 2014.
Key highlights for the fourth quarter of 2014 compared to the fourth quarter of 2013 include:

•	Total revenue increased 18.7% to $108.5 million.

•	Comparable restaurant sales increased 1.3% for company-owned restaurants, 1.5% for franchise restaurants and 1.3% system-wide.

•
Two-year comparable restaurant sales increased to +5.6% for company owned restaurants, or +4.8% when adjusting for an extra operating day that occurred in the fourth quarter of 2013 due to a holiday shift in our fiscal calendar.

•	14 new restaurants opened system-wide in the fourth quarter, including 13 company-owned and one franchise restaurant.

•	GAAP net income increased 46.9% to $3.5 million.

•	Adjusted net income(1) increased 9.2% to $3.9 million, or $0.13 per diluted share.

•	Adjusted EBITDA(1) increased 11.6% to $13.4 million.

•	Restaurant contribution margin decreased 100 basis points to 20.0%.

Key highlights for the fiscal year of 2014 compared to the fiscal year of 2013 include:

•	Total revenue increased 15.1% to $403.7 million.

•	Comparable restaurant sales increased 0.3% for company-owned restaurants, decreased 0.4% for franchise restaurants and increased 0.2% system-wide.

•	59 net new restaurants opened system-wide in 2014, including 49 company-owned and 10 franchise restaurants, resulting in 15.5% system-wide unit growth.

•	GAAP net income increased 71.5% to $11.4 million, or $0.37 per diluted share.

•	Adjusted net income(1) decreased 2.1% to $11.9 million, or $0.38 per diluted share.

•	Adjusted EBITDA(1) increased 6.1% to $46.7 million.

•	Restaurant contribution margin decreased 160 basis points to 19.1%.
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(1) Adjusted net income and adjusted EBITDA are non-GAAP measures. A reconciliation of US GAAP net income to each of these measures is included in the accompanying financial data. See "Non-GAAP Financial Measures."

"We ended 2014 having made important progress in several key areas," said Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company. "During the fourth quarter, comparable restaurant sales accelerated on a two-year holiday adjusted basis to 4.8% for company-owned restaurants, we returned to positive EPS growth and ended the year with 59 new system-wide restaurants. Catering sales continue to build and met our expectations during the fourth quarter. During the fourth quarter we also began our first full service partnership with an advertising agency to help us narrow the brand awareness gap and better communicate the brand to new and existing guests alike."
Reddy continued, "I am excited with the progress of our initiatives surrounding 2015, particularly as we begin activating an increased level of advertising spend in upcoming months to support building brand awareness."

Fourth Quarter 2014 Financial Results
Revenue Growth of 18.7%
Total revenue increased $17.1 million in the fourth quarter of 2014, or 18.7%, to $108.5 million, compared with $91.5 million in the fourth quarter of 2013. This increase was the result of new restaurants opened system-wide since the beginning of the fourth quarter of 2013, the acquisition of 19 franchise restaurants during the third and fourth quarters of 2014 and an increase in sales at our comparable base restaurants. In the fourth quarter of 2014, comparable restaurant sales increased 1.3% for company-owned restaurants, 1.5% for franchise restaurants and 1.3% system-wide.
Adjusted Net Income(2) Growth of 9.2%
Adjusted net income increased 9.2% to $3.9 million in the fourth quarter of 2014, from $3.5 million in the fourth quarter of 2013. GAAP net income increased 46.9% to $3.5 million in the fourth quarter of 2014, compared with net income of $2.4 million in the fourth quarter of 2013.
Restaurant contribution margin decreased to 20.0% in the fourth quarter of 2014, compared with 21.0% in the fourth quarter of 2013. The decrease was primarily due to increased marketing and promotional costs, labor cost, and deleverage from an increased number of immature restaurants on occupancy and other operating costs as a percentage of revenues.
Fiscal Year Ended 2014 Financial Results
Revenue Growth of 15.1%
Total revenue increased $52.8 million during fiscal year 2014, or 15.1%, to $403.7 million, compared with $350.9 million in the same period of 2013. This increase was the result of new restaurants opened system-wide since the beginning of the first quarter of 2013, the acquisition of 19 franchise restaurants during the third and fourth quarters of 2014, and an increase in sales at our comparable base restaurants. In 2014, comparable restaurant sales increased 0.3% for company-owned restaurants, decreased 0.4% for franchise restaurants and increased 0.2% system-wide.
Adjusted Net Income(2) Growth of 2.1%
Adjusted net income decreased 2.1% to $11.9 million in fiscal year 2014, from $12.1 million in fiscal year 2013. GAAP net income increased 71.5% to $11.4 million during fiscal year 2014, compared to net income of $6.7 million in fiscal year 2013.
Restaurant contribution margin decreased to 19.1% as a percentage of restaurant revenue during fiscal year 2014, compared with 20.7% in the same period of 2013. This decrease was primarily due to increased marketing and promotional costs and deleverage from an increased number of immature restaurants on occupancy and other operating costs as a percentage of revenue.
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(2) Adjusted net income is a non-GAAP measure. A reconciliation of US GAAP net income to adjusted net income is included in the accompanying financial data. See "Non-GAAP Financial Measures."

2015 Outlook
For 2015, management expects the following:

•	12% to 14% unit growth systemwide;

•	2.5% to 4.0% comparable restaurant sales growth;

•	Restaurant level contribution margin of 19.0% to 19.5%;

•	Adjusted diluted earnings per share growth of approximately 20%; and

•	An estimated tax rate of approximately 39%.

The sensitivity of the Company's earnings per diluted share for fiscal year 2015 is estimated at the following:

•	For each 1.0% change in guest counts, approximately $0.04 annualized;

•	For each 10 basis point change in restaurant level contribution margin, approximately $0.01 annualized; and

•	For each $500,000 in pre-tax income or expense, approximately $0.01.

Key Definitions:
Comparable Restaurant Sales represent year-over-year sales comparisons for restaurants open for at least 18 full periods.
Restaurant Contribution Margin represents restaurant revenue less restaurant operating costs which are costs of sales, labor, occupancy and other restaurant operating costs.
Adjusted EBITDA represents net income before interest expense, debt extinguishment expense, provision for income taxes, asset disposals, closure costs and restaurant impairments, depreciation and amortization, stock-based compensation expense, management fees, IPO-related expenses, follow-on offering expenses and transaction costs. Adjusted EBITDA is presented because: (i) management believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) management uses it internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of the competitors. See “Non-GAAP Financial Measures” below.
Adjusted Net Income represents net income plus: i) a net savings in interest expense as a result of the pay down of debt using IPO proceeds, ii) IPO-related expenses, iii) follow-on offering expenses, iv) pre-IPO management fees, v) the tax impact of follow-on offering expenses and other miscellaneous tax items, vi) non-recurring stock based compensation, vii) transaction costs and viii) write off of obsolete inventory; less: i) estimated incremental costs of being a public company and ii) the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of the IPO and other special items that affect the comparability of results in past quarters and expected in future quarters. See "Non-GAAP Financial Measures" below.
Conference Call
Noodles & Company will host a conference call to discuss the fourth quarter financial results on Thursday, February 19, 2015 at 4:30 PM Eastern Time.
The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 77978866. The replay will be available until Friday, March 6, 2015. The conference call will also be webcast live from the Company's corporate website at investor.noodles.com, under the "Events & Presentations" page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.
Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company uses the following non-GAAP financial measures: adjusted EBITDA, adjusted net income and adjusted EPS (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of the IPO and follow-on offering as well as other special items that affect the comparability of results in past quarters and expectations in future quarters, such as the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.
For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 439 locations system-wide in 32 states and the District of Columbia as of December 30, 2014. Known as Your World Kitchen, Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with grilled chicken, spicy Indonesian Peanut Sauté and creamy Wisconsin Mac & Cheese.

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as "believe," "estimate," "anticipate," "expect," "intend," "may," "will," "would" and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding 2015 guidance, comparable restaurant sales and operating margins, new restaurant development, expected public company expense, and our outlook, in particular, our target and adjusted net income, targeted restaurant openings and effective tax rate. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company's forward-looking statements. These risks and uncertainties include: our ability to maintain increases in comparable restaurant sales and to successfully execute our growth strategy; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; consumer confidence and spending patterns; the assumptions used in the adjustment of interest expense and the adjustments for certain incremental legal, accounting, insurance and other compliance costs used in the calculation of adjusted net income; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues and perception of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including our most recently filed Annual Report on Form 10-K and, from time to time, in our subsequently filed Quarterly Reports on Form 10-Q.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Consolidated Statements of Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2014	December 31, 2013	December 30, 2014	December 31, 2013
Revenue:
Restaurant revenue	$107,204	$90,396	$398,993	$347,140
Franchising royalties and fees	1,342	1,072	4,748	3,784
Total revenue	108,546	91,468	403,741	350,924
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	28,684	24,367	107,217	91,892
Labor	32,082	26,576	120,492	104,040
Occupancy	11,426	9,349	42,540	35,173
Other restaurant operating costs	13,598	11,116	52,580	44,078
General and administrative (1)	8,588	8,084	31,394	35,893
Depreciation and amortization	6,818	5,550	24,787	20,623
Pre-opening	1,143	936	4,425	3,809
Asset disposals, closure costs and restaurant impairments	733	328	1,391	1,164
Total costs and expenses	103,072	86,306	384,826	336,672
Income from operations	5,474	5,162	18,915	14,252
Debt extinguishment expense	—	579	—	624
Interest expense	197	42	365	2,196
Income before income taxes	5,277	4,541	18,550	11,432
Provision for income taxes	1,742	2,134	7,122	4,767
Net income	$3,535	$2,407	$11,428	$6,665
Earnings per share of Class A and Class B common stock, combined:
Basic	$0.12	$0.08	$0.38	$0.25
Diluted	$0.11	$0.08	$0.37	$0.24
Weighted average shares of Class A and Class B common stock outstanding, combined:
Basic	29,798,974	29,479,084	29,717,304	26,406,904
Diluted	30,884,874	31,068,792	31,001,099	27,688,629
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(1)
In the second quarter of 2013, we incurred $5.7 million of IPO-related expenses: $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operating Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll taxes and $0.8 million in transaction payments to our Equity Sponsors. Additionally, the full year of 2013 included $500,000 of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one outstanding share of our Class C common stock. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed. In the fourth quarter of 2013, we incurred $0.7 million of offering expenses related to our follow-on offering which closed in December of 2013.

Noodles & Company
Consolidated Statements of Income as a Percentage of Revenue
(unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2014	December 31, 2013	December 30, 2014	December 31, 2013
Revenue:
Restaurant revenue	98.8%	98.8%	98.8%	98.9%
Franchising royalties and fees	1.2	1.2	1.2	1.1
Total revenue	100.0	100.0	100.0	100.0
Costs and Expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	26.8	27.0	26.9	26.5
Labor	29.9	29.4	30.2	30.0
Occupancy	10.7	10.3	10.7	10.1
Other restaurant operating costs	12.7	12.3	13.2	12.7
General and administrative (2)	7.9	8.8	7.8	10.2
Depreciation and amortization	6.3	6.1	6.1	5.9
Pre-opening	1.1	1.0	1.1	1.1
Asset disposals, closure costs and restaurant impairments	0.7	0.4	0.3	0.3
Total costs and expenses	95.0	94.4	95.3	95.9
Income from operations	5.0	5.6	4.7	4.1
Debt extinguishment expense	—	0.6	—	0.2
Interest expense	0.2	—	0.1	0.6
Income before income taxes	4.9	5.0	4.6	3.3
Provision for income taxes	1.6	2.3	1.8	1.4
Net income	3.3%	2.6%	2.8%	1.9%
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(1)	As a percentage of restaurant revenue.

(2)
In the second quarter of 2013, we incurred $5.7 million of IPO-related expenses: $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operating Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll taxes and $0.8 million in transaction payments to our Equity Sponsors. Additionally, the full year of 2013 included $500,000 of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one outstanding share of our Class C common stock. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed. In the fourth quarter of 2013, we incurred $0.7 million of offering expenses related to our follow-on offering which closed in December of 2013.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity and comparable restaurant sales, unaudited)

	As of
	December 30, 2014	December 31, 2013
Balance Sheet Data
Total current assets	$22,776	$18,333
Total assets	238,903	187,802
Total current liabilities	25,831	24,165
Total long-term debt	27,500	6,312
Total liabilities	98,788	63,329
Total stockholders' equity	140,115	124,473

	Fiscal Quarter Ended
	Dec. 30, 2014	Sept. 30, 2014	July 1, 2014	April 1, 2014	Dec. 31, 2013
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	386	370	343	331	318
Franchise restaurants at end of period	53	55	67	63	62
Revenue Data:
Company-owned average unit volumes	$1,147	1,152	1,156	1,163	1,179
Franchise average unit volumes	$1,131	1,130	1,127	1,126	1,133
Company-owned comparable restaurant sales	0.3%	1.6%	(0.6)%	(1.4)%	4.3%
Franchise comparable restaurant sales	1.5%	2.0%	(1.2)%	(3.3)%	1.5%
System-wide comparable restaurant sales	1.3%	1.7%	(0.7)%	(1.6)%	3.9%

Reconciliations of Non-GAAP Measurements to US GAAP Results

Noodles & Company
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2014	December 31, 2013	December 30, 2014	December 31, 2013
	(in thousands, unaudited)
Net income	$3,535	$2,407	$11,428	$6,665
Depreciation and amortization	6,818	5,550	24,787	20,623
Interest expense	197	42	365	2,196
Provision for income taxes	1,742	2,134	7,122	4,767
EBITDA	$12,292	$10,133	$43,702	$34,251
Debt extinguishment expense	—	579	—	624
Asset disposals, closure costs and restaurant impairment	733	328	1,391	1,164
Management fees (a)	—	—	—	500
Stock-based compensation expense (b)	309	254	1,509	1,127
IPO-related expenses (c)	—	—	—	5,667
Follow-on offering expenses (d)	—	696	—	696
Transaction costs (e)	42	—	100	—
Adjusted EBITDA (f)	$13,376	$11,990	$46,702	$44,029
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EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by US GAAP and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations described below.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our US GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

(a)
The fiscal year 2013 included $500,000 of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one outstanding share of our Class C common stock. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed.

(b)
Reflects stock-based compensation included in general and administrative expenses. The stock-based compensation expense for fiscal year 2013 that was previously reported in our earnings release and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 improperly included $3.2 million of stock-based compensation related to the accelerated vesting of outstanding stock options upon our IPO that was also properly included in IPO-related expenses. Accordingly, fiscal year 2013 stock-based compensation expense presented in the table above has been corrected.

(c)
Reflects certain expenses incurred in conjunction with our IPO. Amount includes $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operations Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll tax and $0.8 million in transaction payments to our Equity Sponsors.

(d)	Reflects $0.7 million of offering expenses related to our follow-on offering completed in December of 2013.

(e)	Expenses related to the acquisition of 19 franchise restaurants. 16 of the restaurants were acquired in July 2014 and three restaurants were acquired in December 2014.

(f)
Adjusted EBITDA for fiscal year 2013 that was previously reported in our earnings release and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 improperly included $3.2 million of stock-based compensation related to the accelerated vesting of outstanding stock options at our IPO that was also properly included in IPO-related expenses. Accordingly, fiscal year 2013 adjusted EBITDA presented in the table above has been corrected.

Noodles & Company
Reconciliation of Net Income to Adjusted Net Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2014	December 31, 2013	December 30, 2014	December 31, 2013
	(in thousands, unaudited)
Net income	$3,535	$2,407	$11,428	$6,665
Interest expense as reported (a)	—	—	—	2,067
Debt extinguishment expense (b)	—	579	—	624
Adjusted interest expense using reduced debt balances (c)	—	—	—	(301)
Pre-IPO management fees (d)	—	—	—	500
IPO-related expenses (e)	—	—	—	5,667
Follow-on offering expenses (f)	—	696	—	696
Tax impact of follow-on offering expenses (g)	—	354	—	286
Estimated incremental public costs (h)	—	—	—	(714)
Non-recurring stock-based compensation (i)	—	—	147	—
Transaction costs (j)	42	—	100	—
Obsolete inventory (k)	490	—	490	—
Tax effect of adjustments (l)	(204)	(500)	(283)	(3,347)
Adjusted net income	$3,863	$3,536	$11,882	$12,143

Adjusted earnings per Class A and Class B common stock, combined (m)
Basic	$0.13	$0.12	$0.40	$0.41
Diluted	$0.13	$0.11	$0.38	$0.40
Pro forma weighted average Class A and Class B common stock outstanding, combined (m)
Basic	29,798,974	29,479,084	29,717,304	29,419,536
Diluted	30,884,874	31,068,792	31,001,099	30,701,262
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Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with GAAP. We define adjusted net income as net income plus: i) a net savings in interest expense as a result of the pay down of debt using IPO proceeds, ii) IPO-related expenses, iii) follow-on offering expenses, iv) pre-IPO management fees v) the tax rate impact follow-on offering expenses and other miscellaneous tax items; vi) transaction costs and vii) obsolete inventory; less: i) estimated incremental costs of being a public company and ii) the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding our performance excluding the impact of the IPO and other special items that affect the comparability of results in past quarters and expected in future quarters. Adjusted net income as presented may not be comparable to other similarly-titled measures of other companies and our presentation of adjusted net income should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

(a)	Reflects the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO.

(b)
Reflects debt extinguishment expense recognized in conjunction with various amendments to our credit facility in 2013 to extend the maturity date and to reduce interest rates on borrowings, as well as the repayment of our term loan in 2013.

(c)
Reflects interest expense assuming no term loan balance and daily balances outstanding on our revolver adjusted for the repayment of the revolver down to $0.2 million. This balance reflects $100.2 million repayment of both term and revolving debt from the net proceeds of our IPO. The interest adjustment is based on the following assumptions:

(1) Unused facility fees based on the daily revolver balances; and
(2) Lower annual amortization of deferred loan costs due to the repayment of the term loan.

(d)	Reflects the elimination of the management fees and Class C common stock dividend paid to our sponsors for the periods presented.

(e)
Reflects certain expenses incurred in conjunction with our IPO. Amount includes $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operations Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll tax and $0.8 million in transaction payments to our Equity Sponsors.

(f)	Reflects $0.7 million of offering expenses related to our follow-on offering completed in December of 2013.

(g)	Reflects the impact follow-on offering expenses had on our effective tax rate, as well as other miscellaneous tax rate adjustments.

(h)
Reflects an adjustment of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company. By its nature, this adjustment involves risks and uncertainties, and the actual costs incurred could be different than this adjustment.

(i)	Reflects the annual vesting of the options granted to the Chief Executive Officer and President and Chief Operating Officer prior to our IPO.

(j)	Expenses related to the acquisition of 19 franchise restaurants. 16 of the restaurants were acquired in July 2014 and three restaurants were acquired in December 2014.

(k)	Reflects the asset write-off from the dissolving of a relationship with an overseas vendor.

(l)	Reflects the tax expense associated with the adjustments in a through f and h through k above at the tax rate of 38.4% in 2014, which reflects our annual effective tax rate, and 39.2% for 2013.

(m)
Reflects weighted average shares outstanding as if all shares sold in our IPO were outstanding as of the first day of our fiscal year. Adjusted per share amounts are calculated by dividing adjusted net income by the adjusted basic and diluted weighted average shares outstanding.